UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Exact name of Registrant as Specified in Its Charter)

Alberta, Canada	001-39061	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

(Address of principal executive offices, including zip code)

(403) 723-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	DRTT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On February 12, 2021, DIRTT Environmental Solutions Ltd. (the “Company”), as borrower, entered into a loan agreement governing a C$25.0 million senior secured revolving credit facility with the Royal Bank of Canada (“RBC”), as lender, and DIRTT Environmental Solutions, Inc. (“DIRTT U.S.”), as borrower, (the “New RBC Facility”), replacing and superseding the Company’s existing cash-flow-based credit facility with RBC (the “Previous RBC Facility”).

Under the New RBC Facility, the Company may borrow up to (i) a maximum of 90% of investment grade or insured accounts receivable plus 85% of eligible accounts receivable plus (ii) the lesser of (I) 75% of the book value of eligible inventory and (II) 85% of the net orderly liquidation value of eligible inventory less (iii) any reserves for potential prior ranking claims (the “Borrowing Base”). As at December 31, 2020, available borrowings under the New RBC Facility would have been C$9.3 million ($7.3 million based on an exchange rate of C$1.2732 = $1.00).

The New RBC Facility bears interest at either (i) the Canadian or U.S. prime rate plus 30 basis points, or (ii) the Canadian Dollar Offered Rate or LIBOR plus 155 basis points. The New RBC Facility is secured by substantially all of the Company’s real property located in Canada and the United States.

The New RBC Facility contains customary affirmative and negative covenants, including but not limited to those governing indebtedness liens, fundamental changes, and restricted payments. The New RBC Facility also provides that the Company is subject to a fixed charge coverage ratio (“FCCR”) covenant of 1.10:1 on a trailing twelve-month basis, if the Borrowing Base less any loan advances or letters of credit or guarantee and if undrawn including unrestricted cash (the “Aggregate Excess Availability”), is less than C$5.0 million. Additionally, if the FCCR has been above 1.10:1 for the three immediately consecutive months, the Company is required to maintain a reserve account equal to the aggregate of one-year of payments on each of the C$5.0 million equipment leasing facility in Canada and the $14.0 million equipment leasing facility in the United States (the “Leasing Facilities”). The Company anticipates not meeting the three-month FCCR requirement for the end of the first quarter of 2021, which would result in the restriction of $1.1 million of cash, being one-year payments on the Leasing Facilities.

Should an event of default occur or the Aggregate Excess Availability be less than C$6.25 million for five consecutive business days, the Company would enter a cash dominion period whereby the Company’s bank accounts would be blocked by RBC and daily balances will set-off any borrowings and any remaining amounts made available to the Company.

The agreement governing the New RBC Facility is filed as Exhibit 10.1 hereto, and the terms and conditions thereof are incorporated herein by reference. The foregoing description of the New RBC Facility is qualified in its entirety by reference to such exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant into a Material Definitive Agreement.

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Loan Agreement, dated February 12, 2021, by and among the Royal Bank of Canada, as lender, and DIRTT Environmental Solutions Ltd., and DIRTT Environmental Solutions, Inc., as borrowers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIRTT Environmental Solutions Ltd.

Date: February 19, 2021	By:	/s/ Geoffrey D. Krause
Geoffrey D. Krause
Chief Financial Officer
(Principal Financial Officer)